Exhibit 10.9

                            HRI SUBLICENSE AGREEMENT

THIS AGREEMENT (this "AGREEMENT") is made and entered into this 8th day of November, 2000,

BETWEEN:

          QLT INC., a company duly constituted under the British Columbia COMPANY ACT having its principal place of business at 887 Great Northern Way, Vancouver, British Columbia, Canada V5T 4T5

          ("QLT-BC")

AND:

          QLT PHOTOTHERAPEUTICS INC., a subsidiary of QLT-BC, duly constituted under the laws of the State of Delaware having its principal place of business at 887 Great Northern Way, Vancouver, British Columbia, Canada, V5T 4T5

          ("QLT-US")

          (QLT-BC and QLT-US are collectively referred to as "QLT")

AND:

          DIOMED INC., a corporation duly constituted under the laws of Delaware having its principal place of business at 23 Main Street, Suite 240, Andover, Massachusetts, 01810, United States of America

          ("DIOMED")

WHEREAS:

A. QLT and Health Research, Inc. ("HRI"), a non-profit corporation affiliated with the State of New York Department of Health, have entered into an agreement dated May 1, 1992 (the "HRI AGREEMENT"), a copy of which is attached hereto, providing QLT with the ability to commercialise, manufacture, use and distribute products covered by the Patent Rights (as hereinafter defined), including the OPTIGUIDE(R) fibre optic diffusers;

B. Pursuant to the HRI Agreement QLT has acquired an exclusive license to certain fibre optic Patent Rights (as hereinafter defined);

C. Pursuant to an OPTIGUIDE(R) Asset Purchase Agreement between QLT and Diomed dated October 16, 2000 (the "OPTIGUIDE(R) AGREEMENT"), QLT has agreed to sublicense to Diomed and Diomed has agreed to accept from QLT the non-exclusive sublicence of certain fibre optic patent rights under the HRI Agreement on the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the covenants, rights and obligations contained in this Agreement, the preamble forming an integral part of this Agreement, the parties agree as follows: I.

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I.        DEFINITIONS

I.I       DEFINED TERMS. As used in this Agreement, the following words and phrases shall have the following meanings unless the context dictates otherwise:

     (a) "ACCOUNTING PERIOD" means the periods for which royalty payments are due as provided for in paragraph 5.3.

     (b) "AFFILIATE" means a corporation, company or any other entity in whatever country organised in which a party to this Agreement has a financial interest whether through ownership of stock, by contract or otherwise or as to which the parties' relationship is such that, the Affiliate's business policies and activities are substantially influenced, directly or indirectly, by a party to this Agreement.

     (c) "BUSINESS DAY" means any day other than a day which is a Saturday, a Sunday or a statutory holiday in British Columbia or Massachusetts.

     (d) "NET SALES" means world-wide total gross sales made by Diomed less the following to the extent they are actually allowed and included in gross sales in accordance with recognised principles of accounting, and separately stated:

          (i) trade discounts,

          (ii) returns and freight allowances, and

          (iii) excise and sales taxes but not franchise or income taxes or any other kind of tax whatsoever.

          In case of a transfer or sale of a Royalty Based Product to or by a Subsidiary, Affiliate or Sublicensee, Net Sales shall also include the gross sales, less the exceptions set forth above, of the Royalty Based Product by the Subsidiary, Affiliate or Sublicensee.

          In the event any Royalty Based Product is sold as a component of a combination of active functional elements, the selling price for purposes of determining royalty payments on such combination shall be calculated by multiplying the selling price of that combination by the fraction A/(A+B), in which "A" is the gross selling price of the Royalty Based Product portion of the combination when sold separately during the Accounting Period in which the sale was made, and "B" is the gross selling price of the other active elements of the combination sold separately during the Accounting Period in question. In the event that no separate sale of either such above-designated Royalty Based Product or such above-designated elements of the combination is made during the Accounting Period in which the sale was made, the gross selling price which would be charged in accordance with normal business practices shall be used in making the foregoing calculation.

     (e) "PATENT RIGHT" means United States Patent No. 5,074,632 and Canadian Patent No. 2028757 or the equivalent of such registrations, including any divisions, continuations, or continuations-in-part thereof or any Letters Patent issuing thereon or reissues or extensions thereof;

     (f) "PRODUCT" means the OPTIGUIDE(R) fibre optic diffuser or any other fibre optic diffuser described in or developed pursuant to the Patent Rights, and generally consisting of

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          a single use sterile cylindrical treatment fibre assembly that can be connected directly to the lasers used for photodynamic therapy. For the purposes of this Agreement, the Product shall be deemed to include the 100 and 200 series OPTIGUIDE(R) fibre optic diffusers but shall exclude the 400 series OPTIGUIDE(R) fibre optic diffusers.

     (g)  "ROSWELL PARK" means the Roswell Park Division of HRI.

     (h)  "ROYALTY BASED PRODUCT" means the Product either:

          (i) made by or for Diomed or any of its Subsidiaries, Affiliates or Sublicensees; or

          (ii) used or sold by Diomed or any of its Subsidiaries, Affiliates or Sublicensees;

          in accordance with the terms and conditions of this Agreement.

     (i) "SALES", "SELL", "SOLD" or any variation thereof relating to sales by Diomed means any sale, transfer, lease or other conveyance of any Royalty Based Product by Diomed, its Subsidiaries, Affiliates or Sublicensees, for any purpose. Royalty Based Products shall be considered sold hereunder when paid. The date of sale shall be the date of payment.

     (j) "SUBSIDIARY" means a corporation, company or any other entity in whatever country organised, who controls or is controlled by a party to this Agreement.

I.2 OTHER DEFINITIONS. Any words defined elsewhere in this Agreement shall have the particular meaning assigned thereto.

2.        CONFIDENTIALITY

2.1 Diomed agrees to hold in confidence and protect from disclosure all confidential information received from QLT in any manner pursuant to this Agreement to the same extent and in the same manner as if such confidential information were Confidential Information under the OPTIGUIDE(R) Agreement. The obligation set out in this paragraph shall survive termination of this Agreement for whatever reason.

3.        SUBLICENSE

3.1 SUBLICENSE. To the extent QLT has rights therein, QLT grants to Diomed a non-exclusive sublicense of the Patent Rights to make, have made, use and sell the Product.

3.2 DEFAULT. In the event HRI concludes that QLT (through Diomed) has not shown good faith efforts in commercialising the Product in any of the United States, , Australia, Japan or the EEC, then in any such event, QLT shall have the right to give written notice thereof to Diomed and upon Diomed's failure, neglect or refusal to remedy the same to the satisfaction of HRI, the sublicense granted to Diomed under paragraph 3.1 in any jurisdiction for which good faith efforts have not been shown shall terminate 60 days after the giving of such prior written notice by QLT.

3.3 SUBLICENSES. If and for so long as Diomed enjoys a non-exclusive sublicense to make, use, and sell the Product pursuant to this Agreement, Diomed shall be entitled to grant sublicenses upon the following terms and conditions:

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                                       4


     (a) No such sublicense shall be granted by Diomed for a term or period longer than the term of the non-exclusive sublicense granted to Diomed hereunder;

     (b) At the time of the granting of any such sublicense, Diomed hereby agrees to furnish to QLT an executed copy of the sublicense agreement;

     (c) Diomed agrees to be responsible for the payment of all royalties due QLT as a result of any such sublicense; and

     (d) It is understood and agreed that each such sublicense granted by Diomed pursuant to this paragraph 3.3 shall be subject to all of the terms of this Agreement.

4.        MAINTENANCE AND INFRINGEMENT

4.1 FAILURE TO PROSECUTE OR MAINTAIN. In the event QLT declines to continue the maintenance of any Patent Right, QLT shall give Diomed 60 days prior written notice, in sufficient time to permit Diomed to continue the maintenance. Diomed may thereafter, at Diomed's option and expense, elect to continue the maintenance. At the end of the 60 day notice period, such patent applications and/or patents on which Diomed declines to continue maintenance shall be excluded from the rights sublicensed to Diomed pursuant to paragraph 3.1

4.2 MAINTENANCE COSTS. Diomed shall promptly reimburse QLT for one-half of all costs of maintenance of the Patent Rights, including the costs of obtaining patent term extensions where appropriate, for so long as Diomed remains the non-exclusive sublicensee under the Patent Rights.

4.3 NOTICE OF INFRINGEMENT. Each party agrees to inform the other of any suspected infringement of any Patent Right coming to its attention. QLT and HRI shall have the right, but not the obligation, to take action against any such infringer. If neither QLT nor HRI elect to take action, within six months after being informed of this infringement, Diomed may take action at its sole expense and QLT agrees that it may be named as a nominal party plaintiff at no cost to QLT, where that may be necessary.

5.        ROYALTIES

5.1 ROYALTY AMOUNTS. Diomed hereby agrees to pay to HRI at the address specified by QLT from time-to-time on behalf of QLT (with a statement setting out such payments delivered to QLT simultaneously with such payments to HRI) a royalty of:

     (a) **CONFIDENTIAL TREATMENT REQUESTED** of the Net Sales of all Royalty Based Products wherever sold for use in therapeutic treatment of cancer;

     (b) **CONFIDENTIAL TREATMENT REQUESTED** of the Net Sales of all Royalty Based Products wherever sold for use in detection of cancer; provided that, to the extent applicable to sublicensees of QLT, such royalty may be reduced in accordance with subsection 5.1(b) of the HRI Agreement in a given year by **CONFIDENTIAL TREATMENT REQUESTED** of additional royalties paid by Diomed to others during that year in order to sell such Royalty Based Product for use in detection of cancer, up to a maximum reduction of **CONFIDENTIAL TREATMENT REQUESTED** and any excess over such **CONFIDENTIAL TREATMENT REQUESTED** may not be deducted in any subsequent year; and

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     (c)  **CONFIDENTIAL TREATMENT REQUESTED** of the Net Sales of all Royalty
          Based Products wherever sold for uses other than as set forth in subparagraphs (a) and (b) above.

Upon written notice to Diomed, QLT may request that all future royalty payments be made directly to QLT instead of HRI. Diomed shall not have any minimum royalty obligations. "CANCER" as used in subparagraphs (a) and (b) shall be defined by reference to the generally recognised text CANCER MEDICINE, James F. Holland and Emil Fri III, M.D., published by Lea and Febiger, Philadelphia, Pennsylvania. Psoriasis, arterial plaque and the like are not meant to be included in the definition of "cancer".

5.2 BOOKS AND RECORDS. Diomed shall keep, and shall cause each of its Subsidiaries, Affiliates and Sublicensees, if any, to keep full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable to QLT or HRI on behalf of QLT. Such books of account shall be kept at Diomed' s principal place of business and the books and all necessary supporting data therefor shall be open at all reasonable times for five years following the end of the calendar year to which they pertain to the inspection of an independent certified public accountant retained by QLT or HRI for the purpose of verifying Diomed's royalty statement or Diomed's compliance in any respect with this Agreement.

5.3 REPORTS. Diomed, within 90 days after the first day of January, April, July and October of each year, shall deliver to QLT a true and accurate report giving such particulars of the business conducted by Diomed during the preceding three months under this Agreement (or in the case of the initial payment, for the period from the Effective Date until the end of the applicable period) as are pertinent to an accounting for royalty under this Agreement. These shall include at least the following:

     (a)  The period of time covered by the report;

     (b) A description of each Royalty Based Product made, sold, leased or commercially used during this period;

     (c) The total quantity of each Royalty Based Product made, sold, leased or commercially used (by country) by Diomed and its Subsidiaries, Affiliates or Sublicensees during the period;

     (d) Total billings and Net Sales for each Royalty Based Product (by country);

     (e) Quantities of each Royalty Based Product sold to the United States Government;

     (f) Names and addresses of all Subsidiaries, Affiliates or Sublicensees of Diomed involved in the distribution of the Royalty Based Products; and

     (g)  Total royalties payable to QLT for HRI on behalf of QLT.

5.4 PAYMENT OF ROYALTIES. Simultaneously with the delivery of each report, Diomed shall pay to HRI on behalf of QLT the royalty accrued for the period covered by such report. If no royalties are due it shall be so reported. Every such payment shall be supported by the accounting prescribed in paragraph and shall be made in United States currency. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange published in the WALL STREET JOURNAL for the business day closest to the applicable due date as the case may be.

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5.5       NO DUPLICATION.  Only one royalty shall be payable hereunder in respect of any Royalty Based Product.

6.        INDEMNIFICATION

6.1 Diomed agrees to defend, at no cost to QLT, Roswell Park, HRI, The New York Sate Department of Health or New York State and hold QLT, Roswell Park, HRI, The New York Sate Department of Health or New York State and their respective directors, officers, servants, employees and agents (in this paragraph, the "INDEMNIFIED PARTIES") harmless against any action, suit, claim or other proceeding which may be instituted by any third party against Indemnified Parties and arising out of any activities of Diomed, its Subsidiaries, Affiliates or Sublicensees pursuant to this Agreement including, without limitation, the following:

     (a) The manufacture, packaging, use, sale or other distribution of the Product by Diomed, any Subsidiary, Affiliate or Sublicensee or the use of a Process;

     (b) Any representation made or warranty given by Diomed, any Subsidiary, Affiliate or Sublicensee with respect to the Product; or

     (c) Patent, trademark or copyright infringement or alleged patent, trademark or copyright infringement with respect to the manufacture, use or sale of the Product by Diomed, any Subsidiary, Affiliate or Sublicensee;

and agrees to indemnify the Indemnified Parties against all costs, damages, attorneys' fees on a solicitor and own client basis and any other monetary award that may be imposed upon the Indemnified Parties as a result of any such proceeding. Diomed shall not however pay for the fees and expenses of independent counsel that the INDEMNIFIED PARTIES may retain from time to time.

7.        DURATION

7.1 Unless sooner terminated under any of the provisions of this Agreement, the duration of this Agreement and of any sublicense granted to Diomed pursuant to this Agreement shall extend for the eariler of the life of the last to expire of any Patent Right or the termination of the HRI Agreement for any reason.

8.        TERMINATION

8.1 TERMINATION. Diomed may terminate this Agreement in full at any time during the term of this Agreement upon four months written notice to QLT, and such termination still become effective at the end of the four months notice period. Termination under this paragraph 8.1 shall not relieve Diomed of its payment obligations incurred prior to the effective date of such termination.

8.2 BREACH. In case of the failure of Diomed or QLT to fulfil any of their obligations under the other party shall have the right, without limitation of any other right it has on account of the breach, to terminate this Agreement on 90 days prior written notice, provided, however, that if the breaching party remedies the failure during the 90 day period, then the notice of termination shall be null and void; otherwise, this Agreement shall be considered as terminated on and after the expiration of the 90 day period.

8.3 INSOLVENCY. QLT shall have the right to terminate this Agreement in the event that Diomed becomes insolvent and this Agreement shall terminate automatically immediately prior to the

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time Diomed makes an assignment for the benefit of creditors, files for or is adjudged bankrupt or a receiver or trustee of Diomed property is appointed.

9.        ASSIGNMENT

9.1 This Agreement shall not be assignable by Diomed for any reason, by operation of law or otherwise, without the prior written consent of QLT except to a purchaser or successor in interest of the OPTIGUIDE(R) business of Diomed or to a Subsidiary or Affiliate of Diomed. Any assignment, if QLT consent is given, shall be upon the assumption of the terms and conditions of this Agreement by the assignee.

10.       MISCELLANEOUS

10.1 NO WARRANTIES. Nothing contained in this Agreement shall be construed as:

     (a) Requiring the filing of any patent application by QLT or Diomed, nor the securing of any patent, nor the maintaining of any patent in force, except as may be specifically provided elsewhere in this Agreement;

     (b) A warranty or representation by QLT as to the validity or scope of any Patent Rights;

     (c) A warranty or representation that any manufacture, sale, lease or use hereunder will be free from infringement of patents owned by others; or

     (d) Requiring either party to bring or prosecute actions or suits against third parties for infringement.

     Except as expressly set out in this Agreement there are no warranties, representations, condition, or guarantees of any kind whatsoever, either express or implied by law or custom, made by either party to the other regarding the subject matter of this Agreement.

10.2 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties relating to the subject matter.

10.3 AMENDMENT. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by QLT and Diomed or, in the case of a waiver, by the party waiving compliance. The failure of either QLT or Diomed at any time or times to require performance of any provision of this Agreement shall in no manner affect its rights to enforce the same at a later time. No waiver by either party of any condition or term in anyone or more instances shall be construed as a further or continuing waiver of such condition or term or any other condition or term.

10.4 INUREMENT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of QLT and any permitted assigns of Diomed.

10.5 PUBLICITY. Diomed shall not use the name of QLT, HRI, Roswell Park, The New York State Department of Health, New York State or of any staff member, employee or student of HRI, Roswell Park, New York State Department of Health or New York State, or adaptation, abbreviation or simulation thereof, in any advertising, promotion or sales literature without the written approval of QLT (as to the use of QLT's name) or HRI (as to the use of HRI's name or the other names listed above.

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10.6      SEVERABILITY. If any provision of this Agreement is or becomes invalid, is ruled illegal by any court of competent jurisdiction or is deemed unenforceable under the current applicable law from time to time in effect during the term of this Agreement, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such provision there may be substituted or added as part of this Agreement, a provision which shall be as similar as possible in economic business objectives as intended by the parties to such invalid, illegal or unenforceable provision, but which shall be valid, legal and enforceable.

10.7 GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the State of New York.

10.8 NOTICE. All communication, notices and reports in connection with this Agreement shall be in writing and either hand-delivered, mailed by registered or certified mail, postage prepaid or sent by facsimile transmission (with confirmation notices sent as described above). Any notice shall be deemed to have been received on the date of the hand-delivery, if delivered by hand, on the fifth Business Day following the date of mailing if sent by registered or certified mail or on the next Business Day following the date of transmission if sent by facsimile transmission. The parties' respective addresses for the purpose of receiving notices are as follows:

     If to Diomed:      DIOMED INC.
                        Cambridge Research Park
                        Ely Road, Cambridge
                        United Kingdom
                        CB8 9TE

                        Attention:                         President and CEO

                        Facsimile number:

     With a copy to:    VAN WERT, ZIMMER, BONESTEEL,
                        CONLIN MCCANN, P.C.
                        One Militia Drive
                        Lexington, MA

                        USA .2421

                        Attention:                         Virginia Bonsteel

                        Facsimile number:                  (781) 862-1941

     If to QLT:         QLT INC.
                        887 Great Northern Way
                        Vancouver, BC
                        V5T 4T5

                        Attention:                         President and CEO

                        Facsimile number:                  (604) 875-0001

     With a copy to:    FARRIS, VAUGHAN, WILLS & MURPHY
                        P.O. Box 10026, Pacific Centre S
                        700 West Georgia Street

                        Vancouver, BC

                        V7Y 1B3

                        Attention:                         R. Hector MacKay-Dunn

                        Facsimile number:                  (604) 661-9349

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Any party may at any time give notice of any change of address to the other and the address specified therein shall be such party's address for the purpose of receiving notices.

In the event of any dispute between HRI and QLT regarding the interpretation of the HRI Agreement to be heard before a court or arbitration authority, if a ruling on such dispute could reasonably effect the interpretation of this Agreement, on reasonable notice from QLT, Diomed agrees either to join in such proceeding and be bound by the interpretation thereof in respect of this Agreement, or if Diomed fails to join in any such proceeding, hereby agrees to be bound by the interpretation thereof in the interpretation of this Agreement.

10.9 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be referred first to senior management of the parties for amicable resolution. In the event that amicable resolution is not reached within a reasonable period of time (which in any event shall not exceed 60 days), then the dispute shall be referred to arbitration. Where the parties have agreed to resolve a dispute by arbitration, the arbitration shall be conducted under Rules of the International Chamber of Commerce (ICC) by a single arbitrator knowledgeable as to the subject matter of the dispute, and judgement upon the award rendered may be entered in any court having jurisdiction. The arbitrator shall have the right to order discovery as he or she deems appropriate provided that such discoveries for each parties shall not in the aggregate exceed 120 days. The prevailing party in any arbitration or legal action arising out of or related to this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred in such arbitration or action, including court costs and reasonable lawyer's fees. The place of arbitration shall be Vancouver, British Columbia if the requesting party is the Purchaser and Montreal, Quebec if the requesting party is the Vendor and the language of arbitration shall be English.

10.10 CO-OPERATION Each party hereto agrees to co-operate with the other to insure that each may have and enjoy the fullest extent of all rights conveyed under this Agreement. If at any time after the date hereof any party requests further documents, instruments or assurances in order to carry out the provisions hereof, then the party from which such assurances are requested shall promptly execute and deliver any such documents, instruments and assurances and do all things reasonably necessary to carry out the provisions hereof, all at the cost and expense of the party requesting such assurance including, without limitation the filing of a confirmation document of this Agreement with the appropriate patent offices in any jurisdiction deemed appropriate by Diomed.

10.11 NO RELEASE. Termination of this Agreement under any provision herein shall not affect the obligation of Diomed to pay QLT any royalty or other payments which may be due and unpaid at the date of termination, nor shall the same prejudice any other right of QLT under this Agreement. Within 90 days after termination, Diomed shall render to QLT a written statement of the kind required in paragraph 5.3 hereof respecting the due and unpaid royalties and shall accompany such a statement with payment to cover same.

10.12 PATENT NOTICE. Diomed agrees to apply, or cause to be applied, an appropriate patent notice on all Products manufactured or sold by Diomed, its affiliates, subsidiaries or sublicensees hereunder and to accept the reasonable suggestions of QLT with respect thereto.

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10.13     US GOVERNMENT LICENSE. Diomed acknowledges and agrees that this
Agreement is subject and subordinate to all applicable governmental regulations and requirements including but not limited to the grant by HRI of a world-wide, non-exclusive, irrevocable royalty-free license to the United States Government for certain Inventions, as defined in the HRI Agreement, by reason of partial government funding in connection therewith.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

DIOMED, INC.                           QLT INC.
by its authorised signatory:           by its authorised signatory:


           /s/ PETER KLEIN                 /s/ JULIA LEVY
-----------------------------          ---------------------------------------
Name:      Peter Klein                 Name:  Julia Levy
Title:     President                   Title: President and Chief Executive
                                              Officer


                                            /s/ EDWIN LEVY
                                        ---------------------------------------
                                        Name:  Edwin Levy

                                        Title: Senior Vice President, Corporate
                                               Development

QLT PHOTOTHERAPEUTICS INC.
by its authorised signatory:

   /s/ JULIA LEVY
--------------------------------------------
Name:  Julia Levy

Title: President and Chief Executive Officer